VOTING AGREEMENT

      THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of September 17, 2004, by and among Lamar Advertising Company, a Delaware corporation (“Parent”), OMC Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Brian B. Obie (the “Stockholder”), a stockholder of Obie Media Corporation, an Oregon corporation (the “Company”). The Stockholder, Merger Sub and Parent are collectively referred to herein as the “Parties.”

RECITALS

      WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the parties thereto agreed to merge (the “Merger”) the Company and Merger Sub pursuant to the terms thereof. Unless otherwise defined herein, capitalized terms have the meanings assigned to them in the Merger Agreement;

      WHEREAS, the Stockholder is the record or the beneficial owner of (i) the number of shares (collectively, the “Existing Shares” and, together with any shares of common stock, without par value, of the Company (“Company Common Shares”) acquired by the Stockholder after the date hereof, whether upon the exercise of options, warrants, conversion of convertible securities or otherwise, the “Company Shares”) of Company Common Shares and (ii) the options to acquire the number of Company Common Shares (the “Options”), in each case as set forth in Exhibit A attached hereto; and

      WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement relating to, among other things, the voting of the Company Shares in favor of the Merger and the transactions contemplated by the Merger Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

      1. Agreement to Vote.

      (a) The Stockholder hereby agrees to vote (or cause to be voted) all of the Company Shares at any annual, special or other meeting of the stockholders of the Company (including the meeting of the Company’s stockholders contemplated by Section 5.4 of the Merger Agreement), and at any postponement or adjournment or adjournments thereof, or pursuant to any consent or action in writing in lieu of a meeting or otherwise:

(i) in favor of the approval of the Merger and the other transactions contemplated by the Merger Agreement and in favor of the approval and adoption of the Merger Agreement;

(ii) against any Company Acquisition Proposal (other than the Merger);

(iii) against (A) any change in a majority of individuals who constitute the Board of Directors of the Company, (B) any amendment to the Company’s Articles of Incorporation or Bylaws or (C) any other action involving the Company or any of its Subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, discourage, impair or adversely affect (x) the ability of the Company to consummate the Merger or (y) the transactions contemplated by the Merger Agreement or this Agreement (other than the Merger and the transactions contemplated by the Merger Agreement); and

(iv) against any action or agreement that would result in a material breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement.

      (b) The Stockholder hereby revokes any and all previous proxies granted with respect to matters set forth in Section 1(a) hereof. In addition, the Stockholder shall not, directly or indirectly, except as provided in this Agreement, grant any proxies or powers of attorney with respect to matters set forth in Section 1(a)

hereof, deposit any of the Company Shares into a voting trust or enter into a voting agreement with respect to any of the Company Shares.

      (c) Subject to the last two sentences of this subsection (c), the Stockholder hereby irrevocably appoints Parent or its designee as the Stockholder’s agent, attorney and proxy, to vote (or cause to be voted) the Company Shares owned by the Stockholder in favor of approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, as applicable. This proxy is irrevocable and coupled with an interest and is granted in consideration of Parent and Merger Sub entering into the Merger Agreement. In the event that the Stockholder fails for any reason to vote the Company Shares in accordance with the requirements of Section 1(a) hereof, then the proxyholder shall have the right to vote the Company Shares in accordance with the first sentence of this subsection (c). The vote of the proxyholder shall control in any conflict between the vote by the proxyholder and the vote by the Stockholder of the Company Shares.

      (d) The Stockholder shall not enter into any agreement or understanding or make any commitment with any Person that would violate or be inconsistent with any provision or agreement contained in this Agreement and represents that the Stockholder has not done so as of the date of this Agreement; provided, however, that nothing in this Agreement shall be deemed to obligate the Stockholder to take, or omit to take, any action in his capacity as a director of the Company in furtherance of the Merger if the Stockholder reasonably believes, upon the advice of his counsel, that such action would violate or otherwise contravene the fiduciary obligations owed by the Stockholder to the other stockholders of the Company solely in his capacity as a director of the Company.

      2. Additional Shares. Without limiting the provisions of the Merger Agreement, in the event (a) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting the Company Common Shares (and any and all securities issued or issuable in respect thereof) or (b) the Stockholder becomes the record or beneficial owner of any additional shares of capital stock of the Company or other Company securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1, then the terms of this Agreement shall apply to the shares of capital stock or other securities of the Company held by the Stockholder immediately following the effectiveness of the events described in clause (a) or the Stockholder becoming the record or beneficial owner thereof, as described in clause (b), as though they were Company Shares hereunder. The Stockholder hereby agrees to promptly notify Parent and Merger Sub of the number of any new shares of capital stock of the Company or other voting securities of the Company acquired by the Stockholder, if any, after the date hereof and prior to the Termination Time (as defined below).

      3. Restrictions on Transfer.

      (a) From the date of this Agreement until the Effective Time, the Stockholder agrees not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any Company Shares, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Company Shares, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of Company Common Shares in cash or otherwise.

      (b) The Stockholder agrees not to take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing his obligations under this Agreement.

      (c) The Stockholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger or the other transactions contemplated by the Merger Agreement that the Stockholder may have.

      4. Representations and Warranties.

      (a) Each Party hereby severally and not jointly represents and warrants to the other Parties that (i) if such Party is not an individual, such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to execute and deliver this

Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, or (ii) if such Party is an individual, such Party has the capacity to execute and deliver this Agreement, and to consummate the transactions contemplated hereby.

      (b) Each Party hereby severally and not jointly represents and warrants to the other Parties that (i) the execution, delivery and performance by such Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Party and (ii) this Agreement has been duly executed and delivered by such Party and is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

      (c) Each Party hereby severally and not jointly represents and warrants to the other Parties that neither the execution and delivery of this Agreement by such Party nor the consummation by such Party of the transactions contemplated hereby will (i) conflict with any provisions of such Party’s Certificate of Incorporation or Bylaws or similar organizational documents, if applicable, (ii) require any filing with, or permit, authorization, consent or approval of, any governmental or regulatory authority, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which such Party is a party or by which such Party or any of such Party’s properties or assets may be bound or (iv) violate any applicable law applicable to which it or any of its properties or assets is subject.

      (d) The Stockholder hereby represents and warrants to Parent and Merger Sub that the Stockholder’s Existing Shares are, and at the Effective Time the Company Shares will be, owned beneficially and of record by the Stockholder. The Existing Shares as set forth on Exhibit A hereto constitute all of the shares of capital stock of the Company owned of record or beneficially by the Stockholder. The Options as set forth on Exhibit A hereto constitute all of the options, warrants or other securities or instruments convertible or exchangeable into, or exercisable for, shares of capital stock of the Company owned of record or beneficially by the Stockholder. All of the Existing Shares are issued and outstanding. The Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, with respect to all of the Existing Shares and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement with respect to all of the Company Shares at the Effective Time, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Stockholder has good and valid title to the Existing Shares and Options and at all times during the term hereof and at the Effective Time will have good and valid title to the Company Shares, free and clear of all Liens, except as provided on Exhibit B attached hereto.

      (e) The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, and will be accurate in all material respects at all times through the Termination Time.

      5. No Solicitation.

      (a) Until the Effective Time, the Stockholder (in his capacity as such) will not, and will not authorize, direct or knowingly permit any of his affiliates (it being understood that the Company and its Subsidiaries is not an affiliate of Stockholder restricted by this Section 5), investment bankers, attorneys, accountants or other agents, advisors or representatives to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets of the Company other than the transactions contemplated by the Merger Agreement (an “Alternative Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submis-

sions or proposals or offers in respect of an Alternative Transaction, (iii) furnish or cause to be furnished to any Person any information concerning the business operations, properties or assets of the Company in connection with an Alternative Transaction or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

      (b) In addition to the foregoing, the Stockholder shall immediately notify Parent (and in no event later than 24 hours) of any notice of an Alternative Transaction received by the Stockholder indicating, in connection with such notice, the name of the Person or Persons making such offer or proposal and the material terms and conditions of any such proposals or offers, and will keep Parent informed, on a current basis, of the status and material terms of any such offer or proposal and of any modifications to the terms thereof.

      (c) Nothing contained in this Section 5 shall be deemed to prohibit or otherwise interfere with Stockholder from taking any action as a director or an executive officer of the Company in accordance with, or as otherwise permitted by, the Merger Agreement.

      6. Specific Performance. The Parties agree that a violation, breach or threatened breach by any other Party of any term of this Agreement would cause irreparable injury for which an adequate remedy at law is not available. Therefore, the Parties agree that each Party shall have the right of specific performance and, accordingly, shall be entitled to an injunction, restraining order or other form of equitable relief, in addition to any and all other rights and remedies at law or in equity, restraining any other Party from committing any breach or threatened breach of, or otherwise specifically to enforce, any provision of this Agreement and all such rights will be cumulative. The Parties further agree that any defense in any action for specific performance that a remedy at law would be adequate is waived.

      7. General Provisions.

      (a) Termination. This Agreement shall terminate upon the earlier of (i) the termination of the Merger Agreement pursuant to its terms, (ii) the written agreement of the Parties hereto to terminate this Agreement or (iii) the Effective Time. The date and time at which this Agreement is terminated in accordance with this Section 7(a) is referred to herein as the “Termination Time.” Notwithstanding the foregoing, no termination of this Agreement shall relieve any Party from liability for such Party’s breach of any provision hereof prior to such termination.

      (b) Notice. Any notices, requests, demands or other communication required or permitted hereunder will be in writing and may be (i) sent by registered or certified mail, postage prepaid, return receipt requested, (ii) served by personal delivery, (iii) made by facsimile transmission (with the confirmation of receipt), or (iv) sent by overnight courier service to the receiving parties as follows:

If to Parent or Merger Sub:

Lamar Advertising Company
5551 Corporate Boulevard
Baton Rouge, Louisiana 70808
Attn.: James R. McIlwain
Telecopy: (225) 928-3400

If to Consultant:

Brian B. Obie
Post Office Box 2457
Eugene, Oregon 97402
Telecopy: (541) 686-1169

with a copy to:

Arnold Gallagher Saydack
Percell Roberts & Potter, P.C.
800 Willamette Street, Suite 800
Eugene, Oregon 97401
Attn.: John B. Arnold
Telecopy: (541) 484-0536

Any such notice or communication shall be deemed to be given, (i) if sent by registered or certified mail, on the fifth (5th) business day after the mailing thereof, (ii) if delivered in person, on the date delivered, (iii) if made by facsimile transmission, on the date transmitted or (iv) if sent by overnight courier service, on the date delivered as evidenced by the bill of lading. Any party sending a notice or other communication by facsimile transmission shall also send a hard copy of such notice or other communication by one of the other means of providing notice set forth in this Section 7(b). Any notice or other communication shall be given to such other representative or at such other address as a party to this Agreement may furnish to the other party pursuant to this Section 7(b).

      (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall not be construed for or against any Party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective Parties. For all purposes of this Agreement, words stated in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include each other gender, as the context may require or allow. The terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (and not to any particular provision of this Agreement). The word “or” shall not be exclusive.

      (d) Entire Agreement. This Agreement constitutes the entire agreement of the Parties and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and are not intended to confer upon any other person any rights or remedies hereunder.

      (e) Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Notwithstanding the foregoing, Merger Sub may assign, in its sole discretion, any and all rights, interests and obligations under this Agreement to any wholly owned direct Subsidiary of Parent without the consent of the Stockholder.

      (f) Governing Law; Jurisdiction.

      (i) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law rules of such State, except to the extent that the laws of the State of Oregon mandatorily apply to the voting and proxy provisions hereof.

      (ii) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by applicable law, in such Federal court,

(C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court and (D) waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7(b) hereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

      (iii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(f)(iii).

      (g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

      (h) Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument. This Agreement may be executed by fax with the same binding effect as original ink signatures.

      (i) Amendments, Waivers, Etc. This Agreement may not be amended, supplemented or otherwise modified, except upon the execution and delivery of a written agreement by the Parties. By an instrument in writing, Parent and Merger Sub may waive compliance by the Stockholder with any provision of this Agreement, and the Stockholder may waive compliance by Parent or Merger Sub with any provision of this Agreement; provided, however, that any such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure or with respect to a Party that has not executed and delivered any such waiver. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or at equity.

      (j) Capacity. For purposes of this Agreement and the representations, covenants, agreements and promises contained herein, the Stockholder is acting solely in his, her or its capacity as a Stockholder of, and not as a director, officer, employee, representative or agent of, the Company and nothing in this Agreement shall limit or restrict the Stockholder from (i) acting in his capacity as a director of the Company, to the extent applicable, or (ii) voting in his sole discretion on any matter other than those matters referred to in Section 1(a).

      (k) Further Assurances. From time to time prior to the Termination Time, at any other Party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

      (l) Confidentiality and Public Announcements. The Stockholder recognizes that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, the Stockholder agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel, advisors and corporate parents) without the prior written consent of Parent, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures its counsel advises are necessary in order to fulfill its obligations imposed by law or the requirements of any securities exchange. At all times during the term of this Agreement, the Stockholder will consult with Parent before issuing or making any reports, statements or releases to the public, or making any filings required pursuant to the Exchange Act, with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of public reports, statements, releases or filings.

      (m) Drafting and Representation. The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or his or its legal representative drafted the provision.

[Signatures appear on the following page]

      IN WITNESS WHEREOF, the Parties hereto have caused this Voting Agreement to be duly executed as of the date first above written.

LAMAR ADVERTISING COMPANY

By:

Name:
Title:

OMC ACQUISITION CORPORATION

By:

Name:
Title:

Brian B. Obie

Exhibit A

Name of	Number of Existing	Number of Shares	Number of Existing
Stockholder	Shares	Underlying Options	Shares and Options

Brian B. Obie	1,653,147 Percentage of Outstanding Shares: 27.5%(1)	57,878 Percentage of Outstanding Shares: 0.9%(2)	1,711,025 Percentage of Outstanding Shares: 26.8%(2)

(1)	Percentage of outstanding Company Shares (not including Options) as of September 16, 2004.

(2)	Percentage of outstanding fully diluted Company Shares (including Options) as of September 16, 2004.

Exhibit B

LIENS

      320,000 of the Existing Shares (the “Pledged Shares”) are pledged to Umpqua Bank to secure certain indebtedness. Notwithstanding, Stockholder retains voting rights to all Pledged Shares.